EXHIBIT 99.1

Heat Biologics Announces Reverse Stock Split

DURHAM, NC – January 19, 2018 – Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), a biopharmaceutical company developing drugs designed to activate a patient’s immune system against cancer, has announced a reverse stock split of its shares of common stock at a ratio of 1-for-10. The reverse stock split will take effect as of 11 p.m. ET, January 19, 2018. Shares of Heat common stock will trade on a post-split basis on the Nasdaq Capital Market under the existing trading symbol, “HTBX,” at the market open on January 22, 2018.

During the company’s annual shareholder meeting held June 29, 2017, shareholders approved the company’s reverse stock split, and granted the board of directors the authority to implement and determine the exact split ratio, which was set by the board at 1-for-10. Following the reverse stock split, the new CUSIP number will be 42237K300, with the par value per share of common stock remaining at $0.0002. A proportionate adjustment will be made to the per-share exercise prices and number of shares issuable under all outstanding stock options and warrants.

As previously reported, Heat has until March 12, 2018, to regain compliance with the Nasdaq’s minimum bid price requirement. To regain compliance, Heat’s common stock must have a minimum bid price per share of at least $1.00 for 10 consecutive business days. The reverse stock split is intended to increase the market price per share to help ensure a share price high enough to satisfy the $1.00 minimum bid price requirement by Nasdaq. However, there is no assurance that the reverse stock split will have the desired effect of sufficiently increasing the bid price of Heat’s common stock for the required period.

When the reverse stock split becomes effective, every 10 shares of the company’s issued and outstanding common stock will be combined into one share of common stock. Effecting the reverse stock split will reduce the number of issued and outstanding common stock from approximately 42 million shares to approximately 4.2 million. The reverse stock split will also subsequently adjust outstanding options issued under Heat’s equity incentive plan and outstanding warrants to purchase common stock.

No fractional shares will be issued in connection with the reverse stock split. Shareholders of record will receive a cash payment in lieu of fractional shares to which they would otherwise be entitled. Shareholders with shares held in certificate form will receive a Letter of Transmittal with instructions from Heat’s transfer and exchange agent, Continental Stock Transfer & Trust Company. Shareholders that hold shares in book-entry form or in brokerage accounts are not required to take any action, and will see the impact of the reverse stock split reflected in their accounts. Additionally, beneficial holders may contact their bank, broker, custodian or other nominee with questions regarding processing procedures for the reverse stock split. Additional information is available in the Form 8-K filed today with the U.S. Securities and Exchange Commission, and in the definitive proxy statement filed on May 11, 2017.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company developing immunotherapies designed to activate a patient’s immune system against cancer by inducing CD8+ “Killer” T-cells. Our T-cell Activation Platform (TCAP) produces therapies designed to turn “cold” tumors “hot,” and be administered in combination with checkpoint inhibitor therapies and other immuno-modulators to increase their effectiveness. We are currently enrolling patients in our Phase 2 clinical trial for non-small cell lung cancer, in combination with Bristol-Myers Squibb’s nivolumab (Opdivo®). Pelican Therapeutics, a subsidiary of Heat, is focused on the development of co-stimulatory monoclonal antibody and fusion protein-based therapies designed to activate the immune system. We also have numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements regarding our ability to realize any anticipated benefits from the reverse stock split, including attracting new investors and retaining our NASDAQ listing, the expected announcement of the trial design and next steps, the anticipated timing of the read-out of the Phase 2 data and the potential benefits of our products.  These statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements, including the ability of Heat’s ImPACT therapy to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, Heat’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to Heat’s  ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat’s ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate Pelican, and the other factors described in Heat’s most recent annual report on Form 10-K and other filings with the SEC.  The information in this release is provided only as of the date of this release and the company undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Contact

Media and Investor Inquiries

Melissa Conger

Heat Biologics

+1 919 289 4017

mconger@heatbio.com